Exhibit 5

Notice to Borrower, Custodian and Security Agent

To:	Champion Shine Trading Limited （凱耀 貿 易有 限公 司）的 as client and borrower (the “Borrower”)

Madison Pacific Trust Limited as custodian (the ”Custodian”) and

Madison Pacific Trust Limited as security agent (the ’ Security Agent”)

From:	Alpha Mezzanine Investment Limited (the “Assignor”) and

            Abax Asian Structured Private Credit Fund III, LP (the “Assignee”)

5 June 2020

Dear Sirs

Champion Shine Trading Limited （凱 耀 貿 易 有 限 公 司 ） - US$25,000,000 loan agreement (the “Credit Agreement”) and the Share Charge, the Additional Share Charge, the Confirmatory Share Charge, the Confirmatory Additional Share Charge, the Onshore Share Pledge, the Supplemental Agreement, the Second Supplemental Agreement, the Custodian Agreement, the Supplemental Custodian, Share Charge and Additional Share Charge Deed (each as defined in the Credit Agreement) (together the “Credit Documentation”)

1.	On and with effect from 5 June 2020 the Assignor assigned to the Assignee all of its rights and benefits under or in respect of the Credit Documentation (the Assigned Assets).

2.

The Assignee, in its capacity as lender and secured party confirms in favour of the Borrower in its capacity as borrower and client, the Custodian, in its capacity as custodian and the Security Agent in its capacity as security agent for the secured party that it shall be under the same obligations towards each of them as it would have been if it had been an original party to the Credit Documentation as the Lender and the Secured Party.

3.

The address details of the Assignee for the purposes of section 13.1 of the Credit Agreement, clause 34.1 of the Additional Share Charge, clause 34.1 of the Share Charge and clause 13.1 of the Custodian Agreement are as follows:

Address:	Suite 1708, 17/F, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong SAR

Telephone:	+852 3602 1800
Attention:	Donald Yang
Email:	donald.yang@abaxcap.com

4.	The account details of the Assignee ’s debt service reserve account for the purposes of section 4.7 (Debt Service Reserve Account) of the Credit Agreement are as follows:

Pay To	Silicon Valley Bank

3003 Tasman Drive, Santa Clara, CA 95054, USA

Routing & Transit #	121140399

Swift Code	SVBKUS6S

For Credit of	Abax Asian Structured Private Credit Fund III, LP

[Notice of Assignment - Borrower, Custodian and Security Agent]

Address	27 Hospital Road, George Town,

Address	Grand Cayman KYl-9008, Cayman Islands

Final Credit Account #	3302463322

By Order of	[Name of Sender]

5.	The list of authorised persons and notice information of the Assignee for the purposes of clause 3.4 of the Custodian Agreement are as follows:

Authorised Persons
Name		Signature Specimen

Donald Yang		/s/ Donald Yang

Michael Wang		/s/ Michael Wang

Fax Number	:	N/A

Address	:	Suite 1708, 17/F, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong SAR

Attention	:	Donald Yang
Telephone Number	:	+852 3602 1800

Email address	:	donald.yang@abaxcap.com

6.

With effect from the date of receipt of this notice all payments due to the Assignor in respect of the Assigned Assets (other than pursuant to section 4.7 (Debt Service Reserve Account) of the Credit Agreement) (the ”Payments”) shall be paid to the Assignee. The details of the Assignee’s account for those purposes are as follows:

Pay To	Silicon Valley Bank

3003 Tasman Drive, Santa Clara, CA 95054, USA

Routing & Transit #	121140399

Swift Code	SVBKUS6S

For Credit of	Abax Asian Structured Private Credit Fund III, LP

Address	27 Hospital Road, George Town,

Address	Grand Cayman KYl -9008, Cayman Islands

Final Credit Account #	3302463322

By Order of	[Name of Sender]

7.	The Assignor undertakes to transfer US$2,244,677 of the credit balance in the Debt Service Reserve Account to the following account of the Borrower on the date of this notice.

[Notice of Assignment - Borrower, Custodian and Security Agent]

Bank :	Citibank, New York

ABA:	021000089

Swift (International Wires Only):	CITIUS33

Bank Account Name:	Morgan Stanley

Bank Account Number:	40611172

For Further Credit to	CHAMPION SHINE TRADING LIMITED 662-160613

Address (in case needed):

Citibank:	111 Wall Street, New York, NY 10043

Morgan Stanley:	1300 Thames St., Baltimore, MD 21231

By signing the acknowledgment to this notice the Borrower confirms that such amount will not be deemed to form part of the cash balance in the Debt Service Reserve Account and agrees that its only claim to such funds shall be against the Assignor and it shall have no claim against the Assignee for the return of such amount.

8.

The Assignee expressly consents to the joinder of additional part(ies) in connection with the Credit Documentation to the arbitration proceedings commenced under the arbitration clause of any document within the Credit Documentation and/or the consolidation of arbitration proceedings commenced under any document within the Credit Documentation with arbitration proceedings commenced pursuant to the arbitration agreement contained in any other document within the Credit Documentation. In addition, the Assignee expressly agrees that any disputes arising out of or in connection with a document within the Credit Documentation and the other Credit Documentation concern the same transaction or series of transactions.

9.

Terms defined in the Credit Documentation have the same meanings when used in this notice and Assignment means the assignment agreement effecting the assignment referred to in paragraph 1 above entered into between the Assignor and the Assignee on or about the date of this notice.

10.	This notice may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This notice is governed by Hong Kong law.

[Notice of Assignment - Borrower, Custodian and Security Agent]

Alpha Mezzanine Investment Limited	ABAX ASIAN STRUCTURED PRIVATE CREDIT FUND III, LP
acting by its general partner AASPCFIII GP, LP acting by its general partner
ABAX GLOBAL CAPITAL GP III LTD.

[Notice of Assignment - Borrower, Custodian and Security Agent]